EXHIBIT 10.12
Execution Version
GREENHUNTER ENERGY, INC.
relating to
THE INCREASE OF REGISTERED CAPITAL IN GUANGDONG
MINGYANG WIND POWER TECHNOLOGY CO., LTD.
AND EQUITY TRANSFER
SUBSCRIPTION AND EQUITY TRANSFER AGREEMENT
Date: November 28, 2007

SUBSCRIPTION AND EQUITY TRANSFER AGREEMENT
THIS SUBSCRIPTION AND EQUITY TRANSFER AGREEMENT (this “Agreement”) is entered into on November 28, 2007 by and among the following parties (each a “Party,” together the “Parties”):
(1)	GREENHUNTER ENERGY, INC.(“Party A”), a company duly established and validly existing under the laws of Delaware. Its registered address is 3129 Bass Pro Drive, Grapevine, TX 76051 and authorized representative is Gary Evens, the Chairman and Chief Executive Officer of Party A;

(2)	GUANGDONG MINGYANG WIND POWER TECHNOLOGY CO., LTD. (the “Company”), a limited liability company duly established and validly existing under the laws of the PRC, with the registered address at Daling District of National Hi-Tech Industrial, Zhongshan, Guangdong. Its registration no. is 442000000001340, and its legal representative is Zhang Chuanwei (the “Company Controller”);

(3)	ZHONGSHAN MINGYANG ELECTRICAL APPLIANCES CO., LTD. (“Corporate Shareholder A”), a limited liability company duly established and validly existing under the laws of the PRC (Sino-foreign contractual joint venture) with the registered address at Daling District of National Hi-Tech Industrial, Zhongshan, Guangdong. Its registered number is 442000400000499, and the legal representative is Zhang Chuanwei;

(4)	KEYCORP LIMITED( “Corporate Shareholder B”), a limited liability company duly established and validly existing under the laws of the Hong Kong with the registered address at 41st Floor, Bank of China Tower,1 Garden Road, Central, Hong Kong. Its registered number is 38160060-000-05-07-9 and its authorized representative is its Chief Executive Officer Niccolo Magnoni, an Italian citizen;

(5)	FIRST BASE INVESTMENTS LIMITED (“Corporate Shareholder C”), together with Corporate Shareholder A and Corporate Shareholder B, the “Corporate Shareholders” ,a company duly established and validly existing under the laws of Hong Kong, with the registered address at: Unit C 9/F, Regency Centre Phase 2, 41-43 Wong Chuk Hang RD, HK. Its registration number is 38405945-000-08-07-6 and its authorized representative is Sheldon Liu, Chief Executive Officer of Corporate Shareholder C;
WHEREAS
A.	The Company’s registered capital is RMB 245,000,000. Corporate Shareholder A, Corporate Shareholder B and Corporate Shareholder C are the Company’s existing shareholders and holds 48.96%, 17.18% and 33.87% of the Company’s equity interest (the “Equity Interest”), respectively.

B.	Party A desires to invest in the Company in an amount in USD equal to RMB75,000,000 (the “Investment Amount”) as the Company’s registered capital increment, and the Company desires to accept such investment (the “Investment”). After the above registered capital increment, the Company’s total registered capital shall be raised to RMB 320,000,000.

After the Investment, Party A desires to sell the Equity Interest representing 8.39% (equal to register capital in the amount of RMB 26,844,100), 2.94% (equal to register capital in the amount of RMB 9,418,982) and 5.80% (equal to register capital in the amount of RMB 18,568,851) of the Company’s total registered capital to Corporate Shareholder A, Corporate Shareholder B and Corporate Shareholder C at the price of RMB 3, RMB 1 and RMB 2, respectively (the “Equity Transfer”).

C.	The Parties desire to enter into this Agreement to specify the terms and conditions governing the Investment and the Equity Transfer from Party A to other shareholders.
NOW, THEREFORE, the Parties agree as follows:
     1 INTERPRETATION
     1.1 Definitions:
For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the meanings set forth below:

“Amended Articles of Association” means the amended and restated articles of association of the Company in the agreed form to be entered into between Party A and the Corporate Shareholders;
“Auditor” means an independent certified public accounting firm duly appointed by the board of directors of the Company to serve as the Company’s auditor which shall be one of the “Big-4” international accounting firms;
“Applicable Laws” means with respect to any person, any laws, rules, regulations, guidelines, directives, treaties, judgments, determination, orders or notices of any Government Authority or stock exchange that is applicable to such person;
“Applicable Documents” shall have the meaning ascribed to it in Schedule 1 hereof;
“Approval Authorities” means any relevant Government Authorities (as applicable) which are required to approve the increase of the Company’s registered capital and the Submission Documents; or any of their relevant local counterparts to the extent authorized by Applicable Laws to give such approval;
“Authorized Signatory” shall have the meaning ascribed to it in Section 3.3;
“Business Day” means a day other than a Saturday or Sunday or public holiday in the PRC;
“Charter Documents” shall have the meaning ascribed to it in Schedule 1;

“Closing” means the completion of the Investment and increase of the Company’s registered capital in accordance with this Agreement;
“Closing Condition” means any conditions set out in Section 6.2;
“Closing Date” means the date which is five (5) Business Days after the date (no later than the Outside Date) on which the last Closing Condition is satisfied or waived, or such other date as all Parties may agree in writing;
“Closing Outside Date” has the meaning given in Section 6.2;
“Company’s Capital Bank Account” means the capital bank account, which has been duly approved by competent Government Authorities, under the name of the Company in the PRC as shall have been notified by the Company to Party A at least three (3) Business Days before the Closing Date;
“Company’s Controllers” shall have the meaning ascribed to it in the Preamble;
“Company Group” means the Company and its Subsidiaries, collectively;
“Company’s Special Bank Account” means the bank account for the purpose of raising capital accumulation fund under the name of Company in the PRC which shall have been notified by the Company to Party A at least three (3) Business Days before the Closing Date;
“Condition” means any Submission Condition or Closing Condition;

“Confidential Information” means:
(a) All information which is used in or otherwise relates to the business, clients, customers or financial or other affairs of the Company and its Subsidiaries, including without limitation, information relating to:
(i) The Company’s Intellectual Property Rights and know-how (including any technical or scientific information, formulas, procedures and techniques);
(ii) The sales of the Company’s products or services including, without limitation, customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, distributor names and details, market research reports and surveys, and advertising or other promotional materials;
(iii) Future projects, business development or planning, commercial relationships and negotiations; and
(b) All information that relates to the provisions or subject matter of this Agreement or any document referred to herein or the negotiations relating to this Agreement
“Corporate Shareholders” shall have the meaning ascribed to it in the preamble of this Agreement.
“Encumbrance” means a mortgage, pledge, lien, option, restriction, right of pre-emption,

third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;
“Environmental Laws” shall have the meaning ascribed to it in Schedule 1;
“Equity Transfer” shall have the meaning ascribed to it in the preamble;
“Government Authorities” means any national, provincial, municipal or local government, administrative or regulatory body or department, court, tribunal, arbitrator or any body that exercises the function of a regulator;
“Indemnified Parties” shall have the meaning ascribed to it in Section 11.1;
“Intellectual Property” means all industrial and intellectual property rights (whether registered or not, including pending applications for registration of such rights and the right to apply for registration or extension of such rights) including, without limitation, patents, design patents, designs, copyright (including moral rights and neighboring rights), database rights, rights in integrated circuits, trade marks, trading names, logos and other signs used in trade, internet domain names, rights in know-how and any rights of the same or similar effect or nature as any of the foregoing anywhere in the world;
“Intellectual Property Rights” means all Intellectual Property legally or beneficially owned by the Company and all Intellectual Property used or required to be used in the

Company’s business or which was created, generated or acquired for use in the Company’s business;
“Investment” shall have the meaning ascribed to it in the preamble of this Agreement;
“Investment Amount” shall have the meaning ascribed to it in the preamble of this Agreement;
“Investment Ratio” means the ratio of the amount of the Company’s registered capital deemed to be contributed by Party A after the Equity Transfer against the Investment Amount, which equals to 26.89%;
“IT Hardware” means any and all computer, telecommunications and network equipment used by the Company;
“IT Software” means any and all computer programs in both source and object code form used by the Company, including all modules and any relevant manuals or other documentation;
“IT Systems” means all the IT Hardware and/or IT Software used by the Company;
“Leased Property” means the properties leased by the Company;
“Material Adverse Change” means any event, circumstance, effect or occurrence or any combination thereof arising or occurring after the date of this Agreement which is, or is reasonably likely to be, materially adverse to the business, operations, assets, liabilities (including contingent liabilities), condition (financial, trading or otherwise), results or prospects of the Company or any of its Subsidiaries;

“Material Adverse Effect” means a material adverse effect on:
(a)	the business, operations, property, earnings, assets, liabilities or condition (financial or otherwise) of the Company taken as a whole;
(b)	the ability of the Company or any shareholder to perform its material obligations under the Submission Documents; or
(c)	the validity or enforceability of the Submission Documents or the rights and remedies of Party A under this Agreement.
“Net Asset Value” means total assets less total liabilities (excluding any extraordinary or non-recurring items);
“New Business License” shall have the meaning ascribed to it in Section 6.2.3;
“New Ratio” shall have the meaning ascribed to it in Schedule 1 hereof;
“Notice of Acceptance” shall have the meaning ascribed to it in Schedule 1 hereof;
“Offering Amount” shall have the meaning ascribed to it in Schedule 1 hereof;
“Offering Equity” shall have the meaning ascribed to it in Schedule 1 hereof;

“Offering Notice” shall have the meaning ascribed to it in Schedule 1 hereof;
“Offering Party” shall have the meaning ascribed to it in Schedule 1 hereof;
“Offering Period” shall have the meaning ascribed to it in Schedule 1 hereof;
“Outside Date” means the Submission Outside Date or the Closing Outside Date, as the case may be;
“Owned Property” shall have the meaning ascribed to it in Schedule 1 hereof;
“Permit” means:
(a) a permit, license, consent, approval, certificate, qualification or other authorization; or
(b) a filing, a notification, or registration;
in each case necessary for the effective operation of the Company’s business or its ownership, possession, occupation or use of an asset;
“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement, Hong Kong, Macao and Taiwan;
“Proceedings” shall have the meaning ascribed to it in Schedule 1 hereof;

“Property” means all or part of the Owned Property or Leased Property;
“Real Property” shall have the meaning ascribed to it in Schedule 1 hereof;
“Relevant Claim” shall have the meaning ascribed to it in Section 11.1;
“Renminbi” or “RMB” means the legal currency of the PRC;
“Representing Parties” shall have the meaning ascribed to Section 8.1;
“Refused Equity” shall have the meaning ascribed to it in Schedule 1;
“Submission” means the submission of the Submission Documents to the Approval Authorities for the approval of the Increase of registered capital and the Submission Documents;
“Submission Condition” means any condition in Section 6.1;
“Submission Documents” means this Agreement, the JV Contract, the Amended Articles of Association and other documents required by the Approval Authorities;
“Submission Outside Date” has the meaning given in Section 6.1;
“Subsequent Sale” shall have the meaning ascribed to it in Schedule 1 hereof;
“Tax” means any form of taxation, levy, duty, charge, contribution, or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed,

collected or assessed by, or payable to, any national, provincial, municipal or local government or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function;
“US Dollar”, “US$” or “USD” means the legal currency of the United States of America;
“Wind Power Properties” shall have the meaning ascribed to it in Schedule 1 hereof;
1.2	References

In this Agreement, any reference to:
1.2.1	a “subsidiary” means, with respect to a company, any company in which the first mentioned company directly or indirectly owns more than five percent (5%) of the voting shares, registered capital or other equity interest in the other company;

1.2.2	party being liable to another party, or to liability, includes, but is not limited to, any liability in contract or tort (including negligence);

1.2.3	a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification initialed by or on behalf of each Party;

1.2.4	a statutory provision includes a reference to the statutory provision as modified from time to time before the date of this Agreement and any implementing regulations made under the statutory provision (as so modified) before the date of this Agreement;

1.2.5	a “person” includes a reference to any individual, company, enterprise or other economic organization, government authority or agency, or any joint venture, association or partnership, trade union or employee representative body (whether or not having separate legal personality) and includes a reference to that person’s successors and permitted assignees;

1.2.6	a “party” or “parties”, unless the context otherwise requires, is a reference to a party or parties to this Agreement and includes a reference to that party’s successors and permitted assignees;

1.2.7	a Section, paragraph or schedule, unless the context otherwise requires, is a reference to a Section or paragraph of, or schedule to, this Agreement;

1.2.8	this Agreement, includes references to this Agreement and Schedule 1 hereof. The schedules and exhibits to this Agreement form part of this Agreement;

1.2.9	the singular includes the plural and vice versa unless the context otherwise requires; and

1.2.10	time of the day is to Beijing, PRC time.
1.3	Headings

The headings in this Agreement do not affect its interpretation.

2	Subscription of Increased Capital and Equity Transfer

2.1	The Parties agree that, subject to other provisions of the Agreement, Party A shall invest in the Company in an amount in USD equal to RMB75,000,000 as the Company’s registered capital increment. After the above-described Investment, the Company’s total registered capital shall be raised from RMB 245,000,000 to RMB 320,000,000. Party A shall have 6.30% of the total Equity Interest on the after-Investment basis.
Party A agrees that, after the Investment, it shall sell the Equity Interest representing 8.39% (equal to register capital in the amount of RMB 26,844,100), 2.94% (equal to register capital in the amount of RMB 9,418,982) and 5.80% (equal to register capital in the amount of RMB 18,568,851) of the total registered capital of the Company to Corporate Shareholder A, Corporate Shareholder B and Corporate Shareholder C at the price of RMB 3, RMB 1 and RMB 2, respectively.

2.2	The Parties hereby agree that, upon the Closing and Equity Transfer, Party A shall be entitled to the rights and subject to the obligations as the Company’s shareholder proportionate to its percentage of Equity Interest as prescribed in Section 4.1 of this Agreement. Unless otherwise specified herein and to the extent not conflict with the Applicable Laws, the Parties’ rights and obligations as the Company’s shareholders shall be governed by the “Law of the People’s Republic of China on Chinese Foreign Equity Joint Ventures,” the “Detailed Rules for the Implementation of the Law of the PRC on Sino-Foreign Equity Joint Ventures,” other Applicable Laws and Amended Article of Association.

2.3	Each of the Corporate Shareholders hereby waivers any pre-emptive or other similar rights it may have in relation to all, or any part of, the Investment and the acquisition of the Equity Interest by Party A hereunder whether under the articles of association of the Company or otherwise, and undertakes to execute all the necessary documents (e.g., the consent letter, the shareholder’s agreement) to effectuate the Investment under this Agreement. The Company shall procure that all pre-emptive rights and other restrictions on the Investment conferred on any other person are waived before the Submission so as to permit the Investment.

3	Methods of Subscription

3.1	Subject to Section 7, the Parties hereby agree that Party A shall make the payment of the Investment Amount as specified in Section 2.1 as follows:
(a)	10% of the Investment Amount to the Company’s Capital Bank Account within five (5) Business Days after the execution of this Agreement

(b)	50% of the Investment Amount to the Company’s Capital Bank Account within five (5) Business Days after the Company (i) obtains the foreign-investment enterprise approval certificate from the Approval Authorities for the Investment; (ii) obtains the New Business License from the competent Administration for Industry and Commerce which reflects Party A as the owner of 6.30% of the total Equity Interest; and (iii) enters into legally binding agreements with Corporate Shareholder A with respect to the transfer of the Wind Power Properties as specified under Section 3, Part II of Schedule 1 hereof, provided, however, that such payment shall be made no earlier than December 30, 2007.

(c)	40% of the Investment Amount to the Company’s Capital Bank Account within five (5) Business Days after the Company obtains all necessary government approval, filings and registrations for the transfer of the Wind Power Property as specified under Section 3, Part II of Schedule 1 hereof and the Company provides evidence to Party A’s satisfaction that the Company has obtained the legal ownership of the Wind Power Properties.

In the event that the amount approved by the competent Foreign Exchange Administration is less than the Investment Amount as specified in Section 2.1, Party A shall make the payment in an amount that is approved by such Foreign Exchange Commission and any such payment of the Investment Amount shall be applied first to the Company’s Capital Bank Account and treated as the Company’s registered capital. The Company shall complete the registration formality for the increase of the registered capital in a timely manner. The Parties shall use their best efforts to come into agreement on how to remit or how to obtain Foreign Exchange Administration’s approval for the remaining Investment Amount.
3.2	Subject to Section 3.1, Party A shall pay to the Company the Investment Amount in USD by wire transfer or delivery of other immediately available funds to the Company’s Capital Bank Account as provided in Section 3.3 below. The exchange rate shall be determined by reference to the closing exchange rate published by the People’s Bank of China on the Business Date immediately prior to the payment date.
3.3	Party A shall assist the Company to open the Company’s Capital Bank Account, including entering into necessary contracts with the bank for opening such accounts. Party A shall appoint one representative as its authorized signatory of the Company’s Capital Bank Account (the “Authorized Signatory”). No withdrawal from the Company’s Capital Bank Account can be made unless the signature from the Authorized Signatory is obtained.

4	Shareholding Structure after the Investment and Equity Transfer

After the Investment, the equity structure of the Company shall be as follows: RMB 75,000,000 contributed by Party A, accounting for 23.44% of the Company’s total registered capital; RMB 119,944,785 contributed by Corporate Shareholder A, accounting for 37.48% of the Company’s total registered capital; RMB 42,085,890 contributed by Corporate Shareholder B, accounting for 13.15% of the Company’s total registered capital,; and RMB 82,969,325 contributed by Party C, accounting for 25.93% of the Company’s total registered capital.

After the Equity Transfer, the equity structure of the Company shall be as follows: RMB 20,168,067 contributed by Party A, accounting for 6.30% of the Company’s total registered capital; RMB 146,788,885 contributed by Corporate Shareholder A, accounting for 45.87% of the Company’s total registered capital; RMB 51,504,872 contributed by Corporate Shareholder B, accounting for 16.10% of the Company’s total registered capital; and RMB 101,538,176 contributed by Corporate Shareholder C, accounting for 31.73% of the Company’s total registered capital. The Parties shall be entitled to the shareholder’s rights and subject to the shareholder’s obligations in proportion to its respective percentage of Equity Interest.

5	Verification of the subscribed Investment Amount

5.1	The Parities hereby agree that, within five (5) Business days after the Company’s receipt of the Investment Amount, the Company shall appoint a qualified auditor in the PRC to verify the Investment Amount and issue capital verification report solely at the cost of the Company.

5.2	Within ten (10) Business Days after the issuance of the capital verification report, the Company shall issue the capital contribution certificate to Party A, reflecting its shareholding as specified in Section 4.1.

6	CONDITIONS

6.1	Submission Conditions

The Submission Documents shall be submitted to the Approval Authorities only if the following conditions are met or waived on or before December 15, 2007 or such other date as the Parties may otherwise agree in writing (“Submission Outside Date”):
6.1.1	There has been no material breach of any of the Warranties provided in Section 8 and Schedule 1 hereof as of the date of this Agreement (and as of the date of Submission as if the Warranties are made on such date);

6.1.2	There has been no material breach of any provision contained in this Agreement by the Company or any Corporate Shareholders (including, but not limited to, Schedule 1);

6.1.3	There has been no Material Adverse Change since the date of this Agreement;

6.1.4	The Amended Articles of Association and the JV Contract are in an agreed form to the satisfaction of Party A (the Parties hereby agree to incorporate the relevant Sections of this Agreement and Schedule 1 into the Amended Articles of Association and the JV Contract, including, but not limited to Section 3 of this Agreement and Part II of Schedule 1 hereof);

6.1.5	The approval by the board of directors or shareholders meeting of the Company of the execution and performance of this Agreement as required by the Company’s articles of association and Applicable Laws;
6.2	Closing Conditions

Closing is conditional on each of the following Closing Conditions being satisfied or waived on or before February 27, 2007 or such other date as all the Parties may agree in writing (“Closing Outside Date”):
6.2.1	There shall have been no material breach of any of the Warranties as provided in Section 8 and Schedule 1 hereof as of the date of this Agreement (and as of the Closing Date as if the Warranties are made on such date);

6.2.2	The Submission Conditions set out in Sections 6.1.2 and 6.1.3 remain satisfied as of the Closing Date;

6.2.3	The receipt of all necessary approvals, consents and authorizations from and the completion of all necessary registrations and filings with the Approval Authorities in connection with this Agreement, the Investment, and any such approvals, consents, authorizations, registrations and filings do not alter the terms of any of the Submission Documents in any material respects. Such approval, consent and authorization including, but not limited to, the following:

(a) The issuance of a foreign-invested enterprise approval certificate by the Approval Authorities;

(b) The issuance of foreign exchange approval; and

(c) The issuance of the new business license of the Company (the “New Business License”);

6.2.4	The provision of the necessary documents, as required by the Approval Authorities, by the Company, Party A, and the Corporate Shareholders according to this Agreement, including, but not limited to, Amendment Articles of Association, JV Agreement in agreed form and executed by each of the Company, Party A, and the Corporate Shareholders.

6.2.5	The Company and Corporate Shareholder A shall have completed the Wind Power Property Transfer as specified in Section 3, Part II of Schedule 1 hereof.
6.3	Responsibility for Satisfaction of Conditions
6.3.1	Party A may choose to reserve its right for financial, legal and operational due diligence on the Company. Within 2 years after the Closing Outside Date, if Party A so chooses, the Company shall use its best efforts to assist Party A’s financial, legal and operational due diligence on the Company.

6.3.2	The Company shall use its best efforts to meet each Condition set forth in Sections 6.1 and 6.2 before December 10, 2007. If, despite such best efforts, any of the Conditions is not met by such date, then the Company shall use its best efforts to meet these Conditions as soon as possible, but in no event later than the relevant Outside Date.

6.3.3	If, at any time, any Parties become aware of fact or circumstance that may prevent a Condition from being satisfied, it shall immediately inform the other parties.
6.4	Non-satisfaction of Conditions

If a Condition is not satisfied by the relevant Outside Date, Party A shall have the right to terminate this Agreement immediately upon written notice to the Company and Section 10.4 shall apply. If Party A chooses to terminate this Agreement as described above, the Company shall immediately return to Party A the Investment Amount received by the Company in connection with this Agreement as well as any interest gained by the Company.
6.5	Submission

The Company shall provide all necessary assistance in connection with the Submission.

6.6	Amendments to Submission Documents

In the event that any Approval Authority refuses to grant its approval or requests that amendments or supplements be made to any of the Submission Documents,
6.6.1	The Parties shall within 30 calendar days thereof decide whether to withdraw the application or amend the Submission Documents;

6.6.2	If the Parties decide to amend the Submission Documents, the Parties shall re-submit the amended Submission Documents to the applicable Approval Authority for approval as soon as practicable;

6.6.3	If the Parties are unable to reach a decision within the 30 calendar days as specified in Section 6.6.1, Party A shall have the right to withdraw the application for its Investment. If Party A withdraws its application, Party A shall have the right to terminate this Agreement immediately by giving written notice to the Company and Section 10.4 shall apply. If Party A chooses to terminate this Agreement as described above, the Company shall immediately return to Party A its respective Investment Amount received by the Company in connection with this Agreement as well as any interest gained by the Company.
6.7	Approval

The Parties shall coordinate with each other in responding to any comments, questions or inquiries raised by the Approval Authorities. The Company shall notify each of the Parties of the following:
6.7.1	any correspondences (and if in writing, shall provide copies of such correspondences) with the Approval Authorities in relation to such application; and

6.7.2	the receipt of the approval of the Approval Authorities on the Investment and the Submission Documents.
6.8	Registration

The Company shall provide all necessary assistance for making all necessary filings and registrations in connection with the Investment with the relevant Government Authorities within the time period prescribed by Applicable Laws.
7	CLOSING

7.1	Date and Place

Closing shall take place at the office of the Company on the Closing Date.

7.2	Party A’s Closing Obligation

Party A shall pay the Investment Amount to the extent approved by the Foreign Exchange Administration in accordance with Sections 3.1 and 7.2 only upon the satisfaction of the following conditions:
7.2.1	The Company and all Corporate Shareholders comply with all its respective obligations under this Agreement;

7.2.2	The application for the increase of the registered capital of the Company set forth in Section 2.1 has been approved and registered with the Approval Authorities, including the approvals with Commercial Bureau and Foreign Exchange Administration.
7.3	Right to Postpone or Terminate

If the Closing does not take place because the Company or any of the Corporate Shareholders fails to comply with any of its obligations under this Agreement (whether such failure by the Company or the Corporate Shareholders amounts to a material breach or not), Party A may by notice to the Company:
7.3.1	Proceed to the Closing to the extent reasonable and practicable;

7.3.2	Postpone the Closing to a date not later than the Closing Outside Date; or

7.3.3	Terminate this Agreement.
7.4	Postponement of the Closing

If Party A postpones the Closing to another date in accordance with this Section 7.3.2, the provisions of this Agreement apply as if that other date is the Closing Date.
8	REPRESENTATIONS AND WARRANTIES

8.1	Representations and Warranties

Each of the Company and the Company’s Controller (collectively, the “Representing Parties”), jointly and severally, warrants to Party A that each of the representations and warranties provided in this Agreement (including, but not limited to those provided in this Section 8 and Schedule 1 hereof) (the “Warranties”), is true, accurate and not misleading as of the date of this Agreement. Immediately before the Submission and Closing, each of the Representing Parties, jointly and severally, is deemed to warrant to Party A that each of the Warranties is true, accurate and not misleading by reference to the facts and circumstances as of the date of Submission or Closing (as the case may be). For this purpose, where there is an express or implied reference in any Warranties to the “date of this Agreement” in this Agreement, that reference is to be construed as a reference to the date of Submission or Closing (as the case may be).

8.2	Reliance on Warranties

Each of the Representing Parties, jointly and severally, acknowledges that Party A is entering into this Agreement in reliance on each and every Warranty and each and every Warranty was given by the Representing Parties for the purpose of inducing Party A to enter into this Agreement.

8.3	No Claims Against Directors and Employees

The Company Controller undertakes not to make any claim against the Company or a director, officer or employee of the Company which it may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice provided by such person for the purpose of assisting the Company Controller to make any representations, give any Warranties or prepare Schedule 1 hereof.

8.4	Independence of Warranties

Each Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Warranty.

9	Post Closing Covenants

9.1	Delivery of Financial Statements

The Company shall deliver to Party A:
(a)	as soon as practical, but in any event within forty-five (45) days after the end of each fiscal year of the Company, financial statements of the Company in English and prepared in accordance with the applicable PRC accounting laws, regulations and principals, audited and certified by the Auditor;

(b)	within thirty (30) days of the end of each fiscal quarter, unaudited financial statements of the Company in English and prepared in accordance with the applicable PRC accounting laws, regulations and principals, together with an analysis by management of the Company’s financial condition and results of operations during such period;

(c)	with respect to the financial statements called for in subsection (b) of this Section 9.1, an instrument executed by the chief financial officer or chief executive officer of the Company certifying that such financial statements were prepared in accordance with the applicable PRC accounting laws, regulations and principals consistently applied with prior practice for earlier periods and fairly present, in all material respects, the financial condition of the Company and its results of operation for the period specified, subject to normal year-end adjustment, and certifying that such officer has reviewed the provisions of this Agreement and has no knowledge of any default by the Company in the performance or observance of any of the provisions of this Agreement, or if such officer has such knowledge, specifying such default and the nature thereof.

(d)	such other information relating to the financial condition, business, prospects or corporate affairs of the Company as Party A may from time to time reasonably request.
9.2	Exclusivity

The Company covenants to Party A that from the date of this Agreement, unless otherwise agreed by Party A in writing, the Company shall not directly or indirectly sell the Company (including any and all the equity interest owned by the Company), all or any portion of the business of the Company (unless in the ordinary course of business), or any material assets of the Company:
9.2.1	Enter into or be involved in any discussion or negotiation with any person except Party A;

9.2.2	Enter into an agreement or arrangement with any person except Party A (unless it is in the ordinary course of business); or

9.2.3	Make available to any person except Party A, its directors, officers, duly authorized representatives, advisers or agents any information related to the increase of its registered capital, sale of the Company (including all or any equity interests owned by the Company) or the business or any part of the business of Company (except in the ordinary course of business) or any of the material assets of the Company.
9.3	Pre-Emptive Rights

The Parties hereby agree that Party A shall enjoy the pre-emptive rights as defined and specified in Part II of Schedule 1 hereof.

9.4.	Anti-Dilution Protective Rights

The Parties hereby agree that Party A shall enjoy the anti-dilution protective rights as defined and specified in Part II of Schedule 1 hereof.

9.5	Reserved Matters

The Corporate Shareholders, the Company and the Company’s Controllers shall, severally and jointly, warrant to Party A that, after the Closing, none of the Corporate Shareholders and the Company shall act as follows without prior written consent from

Party A, unless it is expressly agreed or approved hereunder or pursuant to other Submission Documents:
9.5.1	Amend the Company’s Articles of Association or by-laws (or other constitutional documents); increase or decrease the Company’s registered capitals; increase or decrease the number of the Company’s directors;

9.5.2	Merge, consolidate, sell or assign all or substantial part of the Company’s assets, or acquire any equity rights of or securities issued by any entity, or merging with any other entity, or invest in any joint venture;

9.5.3.	Realize, dissolve or liquidate, or adjust or restructure the Company’s capital structure in whatever forms, or conduct any acts which cause the change of control of the Company;

9.5.4.	Authorize or issue any equity securities of the Company; reclassify any equity securities or amend the terms and conditions in respect thereof; or modify the structure of outstanding shareholding of the Company;

9.5.5.	Make any material change to any accounting policy, rule or guideline of the Company, unless such change is required under the Applicable Laws;

9.5.6.	Substantially change the nature of business or organization structure of the Company, or suspend or terminate all or material part of the Company’s business operations, or change the nature of the Company’s business operation or cause the Company to enter into a new business area;

9.5.7.	Announce or pay any dividend or make profit contribution in whatever forms;

9.5.8.	Enter into any related party transaction, or amend any existing agreement in connection with the related party transaction;

9.5.9.	Assign, sell or dispose of the Company’s assets and properties, or create any Encumbrance on such assets and properties outside the ordinary course of the business of the Company;

9.5.10.	Cause the Company to enter into any contract outside the ordinary course of business of the Company which may cause any Material adverse Effect on the Company or any of its Subsidiaries;
9.6	Restructuring and IPO

The Corporate Shareholders and the Company’s Controller hereby covenant that they shall use their best efforts to ensure that the Company will be restructured and listed on a stock market acceptable to Party A.

9.7	Severability

Each undertaking in Sections 9 constitutes an independent and separate undertaking by each Party. The Parties acknowledge that the undertakings contained in Section 9 are fair and reasonable. If any such undertakings shall be held unenforceable, but would be valid if part of such undertaking is deleted or its term or scope is revised, then such undertaking shall apply to each Party with such modification as may be necessary to make it valid and enforceable.

10	TERMINATION

10.1	Right to Terminate

At any time before the Closing, Party A may terminate this Agreement by written notice to the Company, upon the occurrence of the following:
10.1.1	A Material Adverse Change;

10.1.2	Any Government Authority issues, promulgates or enforces any law, regulation, rule, policy, order or notice that prohibits the completion of the transactions contemplated by this Agreement;

10.1.3	There is a material breach of any of the Warranties as given on the date of this Agreement, or any event occurs which would constitute a material breach of any of the Warranties; or

10.1.4	The Company, the Company Controller or the Corporate Shareholders is in material breach of any provision of this Agreement.

10.2	Obligation to Notify

The Company shall notify Party A in writing immediately once it becomes aware of any matters, breaches, events, facts or circumstances that may give rise to a right of termination under Section 10.1.

10.3	Party A’s Costs

If Party A terminates this Agreement pursuant to Section 10.1 (other than pursuant to Section 10.1.2), the Company shall indemnify Party A, and keep Party A indemnified on demand against all its costs relating to the negotiation, preparation, execution or termination of this Agreement and the satisfaction of any Condition.

10.4	Effect of Termination

Each Party’s rights and obligations under this Agreement cease immediately upon the termination of the Agreement, except that Sections 9, 10, 11, 15, 16 and 17 shall survive the termination of this Agreement and shall continue in full force and effect. Termination of this Agreement does not affect a Party’s accrued rights and obligations at the date of termination.

11	INDEMNIFICATION

11.1	Indemnification

The Company and the Company’s Controllers shall jointly and severally indemnify and hold harmless Party A and its affiliates, directors, officers and employees (collectively, “Indemnified Parties”) from and against any losses, liabilities, damages, claims and costs (directly or indirectly) Party A or the Company may become subjected to (including, without limitation, loss of profit) as a result of or which arises out of or in connection with any of the following matters:
11.1.1	any breach of any of the Warranties by the Company or the Company Controller (subject to any qualifications of the Warranties in accordance with Section 8.3 by disclosures in the Part I of Schedule 1 hereof);

11.1.2	any breach of any of the provisions, covenants and undertakings by the Company or the Company Controller contained in this Agreement and Schedule 1 hereof;

11.1.3	any failure by the Company, at any time prior to the Closing, to conduct its business in all material respects in accordance with all PRC Applicable Laws and its Permits;
11.1.4	any failure by the Company to settle or discharge any liabilities or claims (including, without limitation, severance payments claims) arising out of any dismissal of employees or termination of employment contract of the Company occurred prior to the Closing.

For the avoidance of doubt, the Indemnified Parties shall be entitled to bring a claim (“Relevant Claim”) under Section 11.1, notwithstanding any disclosures in the Part I of Schedule 1 hereof or any knowledge by Party A relating to any matter specified in Section 8.1 and Schedule 1 hereof.
11.2	Indemnification of Costs in Connection with Resolving a Relevant Claim

The Company and the Company’s Controller shall jointly and severally indemnify the Indemnified Parties, and keep the Indemnified Parties indemnified on demand against any loss, liability and cost (including, without limitation, fees and costs of legal counsel and other professionals) which arise (directly or indirectly) out of:
11.2.1	the settlement of a Relevant Claim against the Company or the Company’s Controller or the enforcement of a settlement; and

11.2.2	legal proceedings against the Company or the Company’s Controller in respect of a Relevant Claim provided that the judgment(s) of the legal proceedings is in favor of Party A or the enforcement of the judgment.
12	CONFIDENTIAL INFORMATION

12.1	Each of the Company and the Company’s Controller undertake to Party A that before and after the Closing, each of the Company and the Company’s Controller shall:
12.1.1	not use or disclose to any person Confidential Information in its or his possession (except to the extent necessary in the ordinary course of the business of the Company prior to the Closing);

12.1.2	use its best efforts to prevent the use or disclosure of Confidential Information (except as provided in Section 12.1.1); and

12.1.3	ensure that each of the Company’s affiliates complies with Sections 12.1.1 and 12.1.2. For this purpose, any references to the Company herein are references to the Company’s affiliates.
12.2	Exceptions
     Section 12.1 does not apply to following disclosure of Confidential Information:
12.2.1	to the extent that it is generally known to the public except that it is a result of a breach of any duty of confidentiality;

12.2.2	to any of the directors, officers or employees of Party A or the Company whose position requires them to have the Confidential Information;

12.2.3	to the extent that it is required to be disclosed by Applicable Laws, by rules issued by a listing authority or stock exchange on which any Party’s shares are listed or traded, or by a competent Government Authority, provided that the disclosure shall be made after consultation with the other Parties and after taking into account the other Parties’ requirements regarding the timing, content and means of such disclosure; or

12.2.4	to the extent required for the purposes of a Relevant Claim under Section 11;

12.2.5	to an advisor of Party A or the Company in connection with the transactions contemplated herein provided that such disclosure is essential for the advisor to render its service and that Party A or the Company (as applicable) require their advisor to comply with Section 12 (as applicable).
13	ANNOUNCEMENTS

13.1	Public Announcement

Subject to Section 13.2, none of the Parties may, before or after the Closing, make any public announcement, communication or circular concerning the transactions contemplated herein unless it has first obtained the other Parties’ written consent, which may not be unreasonably withheld or delayed.

13.2	Exceptions

Section 13.1 does not apply to the following public announcement, communication or circular:

13.2.1	made or sent by the Company, after the Closing, to a customer, client or distributor of the Company informing the increase of the Company’s registered capital hereunder; or

13.2.2	required by Applicable Laws, by rules issued by a listing authority or stock exchange on which any party’s shares are listed or traded, or by a competent Government Authority, provided that the public announcement shall be made after consultation with the other parties and after taking into account the other parties’ requirements regarding the timing, content and means of such public announcement.
14	COSTS AND TAXES

14.1	Costs

Unless this Agreement or the relevant document provides otherwise, the Company shall pay all the costs relating to the negotiation, preparation, execution and performance of the Agreement and related documents incurred by the Corporate Shareholders and Party A.

14.2	Taxes

Each of the Company, the Corporate Shareholders and Party A shall bear its own stamp duty payable in the PRC in connection with the Investment under this Agreement. Unless otherwise provided in this Agreement, each party shall be responsible for its own Tax liabilities arising from the Investment under this Agreement.

15	GENERAL

15.1	Amendment

An amendment to this Agreement is valid only if it is in writing and signed by each party and, if required, approved by the relevant Approval Authorities.

15.2	Waiver

The failure of one party to exercise or exercise on time any right, power or privilege provided under this Agreement or by Applicable Laws shall not be deemed a waiver thereof. Any single or partial exercise of any right, power or privilege shall not exclude the exercise of any other rights, powers or privileges.

15.3	Remedies Not Exclusive

Each party’s rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by Applicable Laws.

15.4	Survival

The obligations contained in this Agreement shall remain in force after the Closing unless such obligations have been fully performed or this Agreement provides otherwise.

15.5	Severability

The invalidity, illegality or unenforceability of a provision of this Agreement does not affect or impair the validity of the remainder of this Agreement.

15.6	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

15.7	Further assurance

Each party agrees to perform (or procure the performance of) all such acts and things and/or to execute and deliver (or procure the execution and delivery of) all such documents, as may be required by law or as may be necessary or reasonably requested by Party A for giving full effect to and giving Party A the full benefit of this Agreement and the other Submission Documents.

16	ENTIRE AGREEMENT

This Agreement, Schedule 1 hereof and each Submission Documents constitute the entire agreement and supersede any previous agreement between the parties relating to the subject matter of this Agreement.

17	NOTICES

17.1	Format of notice

A notice or other communication under or in connection with this Agreement (a “Notice”) shall be:
17.1.1	in writing;

17.1.2	in both English and Chinese languages; and

17.1.3	delivered personally or via a reputable international courier or by fax to the Parties to the addressee, address or fax number set forth in Section 17.3 or to another addressee, address or fax number specified by the receiving Party no less than five Business Days’ by written notice to the delivering Party.

17.2	Deemed delivery of notice

Unless there is evidence that it is received earlier, a Notice is deemed delivered if:
17.2.1	delivered personally, when such Notice is delivered at the address set forth in Section 17.3;

17.2.2	sent by a reputable international courier, three Business Days after the posting date; and

17.2.3	sent by fax, when transmission is confirmed by the sender’s fax machine.
18	GOVERNING LAW AND JURISDICTION

18.1	Governing law

This Agreement is governed by the laws of the PRC.

18.2	Consultation

Each of the parties shall make every reasonable effort to resolve any dispute which may arise under or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) through consultation, and the consultation starts immediately at the time when a Party provides the other Parties with a written notice requesting such consultation.

18.3	Arbitration

Any dispute arising under this Agreement shall be put forward in writing and should then be settled through friendly negotiations within three (3) months. If such an agreement cannot be reached, all disputes arising out of or in connection with this Agreement and the other Submission Documents shall be settled and decided in accordance with the laws of the PRC by the Arbitration Tribunal of the International Chamber of Commerce in Singapore (ICC) according to its Rules of Arbitration by one or more arbitrators appointed in accordance with such Rules. The language of arbitration shall be English. Each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the assertion of personal jurisdiction by the International Chamber of Commerce or the courts of Singapore or to the location of any arbitration proceeding in Singapore.

18.4	Appointment of arbitrators

The arbitration tribunal shall consist of three arbitrators. The parties agree that any of the arbitrators can be appointed from or, subject to confirmation of the Chairman of ICC, outside of ICC’s Panel of Arbitrators. The Company and the Company’s shareholders shall jointly select one arbitrator and Party A shall select one arbitrator. The third arbitrator, who shall be the presiding arbitrator, shall be jointly appointed by the Parties. If either the Company and the Company’s shareholders acting jointly or Party A fails to select an arbitrator or the parties fail to agree on the choice of the third arbitrator, the Chairman of ICC shall make the appointment.

18.5	Arbitration proceedings and award

The arbitration proceedings shall be conducted in English. The arbitration award made by ICC shall be final and binding upon the parties.

18.6	Interim relief

Nothing in this Section 18 shall be construed as preventing any party from seeking interim relief in any court of competent jurisdiction.

18.7	Effect of this Agreement during arbitration

During any arbitration proceedings pursuant to this Section 18, this Agreement shall remain in full force and effect in all respects except for the matter under arbitration and the Parties shall continue to perform their obligations hereunder, except for those obligations involved in the matter under dispute, and to exercise their rights hereunder.

19	GOVERNING LANGUAGE

This Agreement is written in both English and Chinese languages, and both versions shall have equal force in its interpretation.

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EXECUTED by the parties on the date first written above:
GREENHUNTER ENERGY, INC.
Authorized representative:

ZHONGSHAN MINGYANG ELECTRICAL APPLIANCES CO., LTD.
Authorized representative:

KEYCORP LIMITED KEYCORP
Authorized representative:

GUANGDONG MINGYANG WIND POWER TECHNOLOGY CO., LTD.
Authorized representative:

FIRST BASE INVESTMENTS LIMITED
Authorized representative:

ZHANG CHUANWEI (For Sections 8, 9, 10, 11, 12 and Schedule 1 only)